  As filed with the Securities and Exchange Commission on February 1, 2002
                                                      Registration No. 333-
=============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         -------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         -------------------------------

                              AETRIUM INCORPORATED
             (Exact name of registrant as specified in its charter)

                MINNESOTA                               41-1439182
     (State or other jurisdiction of                 (I.R.S. Employer
      incorporation or organization)               Identification No.)

                                2350 HELEN STREET
                         NORTH ST. PAUL, MINNESOTA 55109
                                 (651) 770-2000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               JOSEPH C. LEVESQUE
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                2350 HELEN STREET
                         NORTH ST. PAUL, MINNESOTA 55109
                                 (651) 770-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                              Kerri L. Klover, Esq.
                        Oppenheimer Wolff & Donnelly LLP
                     3400 Plaza VII, 45 South Seventh Street
                          Minneapolis, Minnesota 55402
                                 (612) 607-7000

                         -------------------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                        PROPOSED MAXIMUM     PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF            AMOUNT TO BE      OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
   SECURITIES TO BE REGISTERED        REGISTERED (1)     PER SHARE (2)           PRICE (2)        REGISTRATION FEE
                                                                                                         (2)
-------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per
share ..............................  426,410 shares        $1.43              $609,766.30            $56.10
===================================================================================================================

(1) The amount to be registered hereunder consists of 426,410 shares of Common Stock to be sold by certain shareholders. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of shares as may be issued in respect of stock splits, stock dividends and similar transactions.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low reported sales prices of the Registrant's common stock on January 30, 2002, as reported on the Nasdaq National Market.

                         ----------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

=============================================================================

THE INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT COVERING THE SECURITIES FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE
SECURITIES NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.
-------------------------------------------------------------------------------
                 Subject to completion, dated February 1, 2002

                             PRELIMINARY PROSPECTUS


                              AETRIUM INCORPORATED


                                 426,410 SHARES

                                  COMMON STOCK

                             -----------------------

      The shareholders of Aetrium Incorporated named on page 15 of this prospectus under the heading entitled "Selling Shareholders" may offer for sale from time to time up to 426,410 shares of our common stock. The registration of these shares does not mean that the selling shareholders will offer or sell the shares.

      The selling shareholders may sell their shares pursuant to the "Plan of Distribution" set forth on page 16 of this prospectus. We will not receive any proceeds from the selling shareholders' sale of these shares.

      Our common stock is listed on the Nasdaq National Market and trades under the symbol "ATRM." On January 30, 2002, the closing price of a share of our common stock on the Nasdaq National Market was $1.45.

                       -------------------------------

      THE COMMON STOCK OFFERED INVOLVES A HIGH DEGREE OF RISK. WE REFER YOU TO "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.
                       -------------------------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       -------------------------------

                 This prospectus is dated ____________, 2002.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

PROSPECTUS SUMMARY...........................................................3
RISK FACTORS.................................................................5
FORWARD-LOOKING STATEMENTS..................................................13
USE OF PROCEEDS.............................................................13
RESALE OF SHARES COVERED BY THIS PROSPECTUS.................................14
SELLING SHAREHOLDERs........................................................14
PLAN OF DISTRIBUTION........................................................16
LEGAL MATTERS...............................................................18
EXPERTS.....................................................................18
DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS....................19
WHERE YOU CAN FIND MORE INFORMATION.........................................20

      References in this prospectus and the registration statement of which it is a part to "Aetrium," "the company," "we" and "our," unless the context otherwise requires, refer to Aetrium Incorporated and its consolidated subsidiaries and their respective predecessors.

      You should rely only on the information contained in and incorporated into this prospectus. We have not authorized anyone to provide you with different or additional information from that contained in and incorporated into this prospectus. This prospectus may only be used where it is legal to sell these securities. The information contained in and incorporated into this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                               PROSPECTUS SUMMARY


      This summary highlights some information contained in, and incorporated by reference into, this prospectus. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements and related notes, before deciding to invest in our common stock.

OVERVIEW


      We design, manufacture and market a variety of electromechanical equipment used in the handling and testing of microelectronic components, including semiconductor devices known as integrated circuits, or ICs, and other forms of electronic components. Our primary focus is on high volume electronic component types and on the latest package designs. Our products are purchased primarily by semiconductor manufacturers, and their assembly and test subcontractors, and are used in the test, assembly and packaging portion of semiconductor manufacturing. Our products automate critical functions to improve manufacturing yield, raise quality levels, increase product reliability and reduce manufacturing costs.


      We have three principal product lines:

      o TEST HANDLER PRODUCTS. In terms of revenue, this is our largest product line. Our broad line of test handler products incorporates thermal conditioning, contactor and automated handling technologies to provide automated handling of ICs and other electronic components during production test cycles. We also offer change kits to adapt our test handlers to different IC package configurations or to upgrade installed equipment for enhanced performance, which represent a significant part of our revenue.

      o IC AUTOMATION PRODUCTS. Some of our IC Automation products are sold to original equipment manufacturers, or OEMs, to be incorporated as the automated handling components of such OEMs' own proprietary equipment for a variety of other IC processing requirements, such as marking, lead scanning, and lead trim and form. The rest of our IC Automation products are sold to semiconductor manufacturers, and are used to automate the loading and unloading of burn-in boards.

      o RELIABILITY TEST EQUIPMENT. The primary focus of our reliability test products is to provide IC manufacturers with IC performance data to aid in the evaluation and improvement of IC designs and manufacturing processes to increase IC yield and reliability.


      As a result of restructuring activities completed in fiscal year 2000 and early fiscal year 2001, we have two operating locations where all product development and manufacturing activities are conducted, North St. Paul, Minnesota and Dallas, Texas. Products within each of our principal product lines are produced at both the North St. Paul, Minnesota and Dallas, Texas facilities.

RECENT DEVELOPMENTS


      In November 2001, we entered into an agreement with the selling shareholders under which we purchased an aggregate of 426,410 shares of our common stock from the selling shareholders. We paid an aggregate of $543,672.75 for these shares. The selling shareholders granted us an option to sell to them a number of shares of our common stock equal to the number of shares we purchased from the selling shareholders. On December 31, 2001, we exercised our option to sell 426,410 shares to the selling shareholders and received an aggregate of $543,672.75 for the sale of such shares. We granted the selling shareholders a one-time demand registration right pursuant to which the shares offered by this prospectus have been registered. Under the terms of the Agreement, the selling shareholders are restricted from selling any of the shares for 30 days if we determine, upon notice from the selling shareholder of his or her intent to sell shares covered by this prospectus, that this prospectus, or the registration statement of which it is a part, do not contain current information and must be updated. The selling shareholders are also restricted from selling any of the shares offered by this prospectus during the period that commences on the seventh day of the last month of each of our fiscal quarters and ends on the third business day after we release our financial results for such quarter. In addition, the selling shareholders are restricted from selling any of the shares offered by this prospectus, or the registration statement of which it is a part, or any amendments or supplements thereto, if we determine that there is a material, or potentially material, development involving Aetrium or there is an occurrence of an event that renders the information in those documents misleading, incomplete or untrue.

      In December 2001, we implemented a workforce reduction and other cost containment measures in response to the continuing downturn in the semiconductor industry and indications of further delay before recovery in this industry is felt. Those actions included the elimination of 24 positions in our Minnesota and corporate operations, which constituted about 20% of our workforce.

OFFICE AND WEBSITE LOCATION


      We were incorporated under the laws of the State of Minnesota in December 1982. Our executive offices are located at 2350 Helen Street, North St. Paul, Minnesota 55109. Our telephone number is (651) 770-2000. We maintain a website on the Internet at WWW.AETRIUM.COM. The information contained in our website is not and will not be deemed to be part of this prospectus.

                                  RISK FACTORS

      INVESTING IN OUR COMMON STOCK INVOLVES RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS IN ANALYZING AN INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS. IF ANY OF THE FOLLOWING EVENTS OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD SUFFER. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE VALUE OF YOUR INVESTMENT IN OUR COMMON STOCK.

                          RISKS RELATED TO OUR INDUSTRY

IF THERE ARE MARKET FLUCTUATIONS IN THE SEMICONDUCTOR INDUSTRY, OUR OPERATING RESULTS MAY SUFFER.


      Our business and results of operations depend upon capital expenditures by manufacturers of ICs within the semiconductor industry. As a result, our operating results are materially dependent upon economic and business conditions in the semiconductor industry. This industry has been subject to significant market fluctuations and has experienced periodic downturns, which often have had a disproportionate effect on capital equipment suppliers, such as Aetrium. In periods of excess capacity, the industry sharply cuts purchases of capital expenditures, such as our products. A downturn or slowdown in the semiconductor industry could substantially reduce our revenues and operating results and could harm our financial condition. The semiconductor industry is currently experiencing a severe downturn of unprecedented magnitude that has been ongoing for several quarters.

IF WE ARE UNABLE TO ADEQUATELY RESPOND TO CHANGES IN OUR INDUSTRY, OR IF THE PRODUCTS OR PRODUCT ENHANCEMENTS WE DEVELOP OR ACQUIRE DO NOT ACHIEVE MARKET ACCEPTANCE, OUR OPERATING RESULTS MAY SUFFER.

      We operate in an industry that is highly competitive with respect to timely product innovations. The market for our products is characterized by rapid technological change and evolving industry standards. The development of more complex ICs has driven the need for new equipment and processes to produce such devices at an acceptable cost. We believe that our future success will depend in part upon our ability to anticipate changes in technology, IC package types, market trends and industry standards. If we cannot successfully develop and introduce new and enhanced cost-effective products on a timely basis, which are accepted in the marketplace, our business and operating results may suffer.

IF WE FAIL TO SUCCESSFULLY COMPETE AGAINST EXISTING OR FUTURE COMPETITORS IN OUR INDUSTRY, OUR OPERATING RESULTS MAY SUFFER.

      The markets for our products are highly competitive. If we fail to successfully respond to competitive pressures in our industry, or to effectively implement our strategies to respond to these pressures, our operating results may be negatively affected. We compete with a number of companies ranging from very small businesses to large companies, some of which have substantially greater financial, manufacturing, marketing and product development resources than we do.

                          RISKS RELATED TO OUR BUSINESS

THE DECLINE IN OUR REVENUES AND PRODUCTION VOLUMES HAS NEGATIVELY AFFECTED OUR GROSS MARGINS AND PROFITABILITY, AND WE EXPECT THAT THIS TREND WILL CONTINUE.

      Many of our expenses, particularly those relating to capital equipment and manufacturing overhead, are fixed in the short term. Accordingly, reduced demand for our products and services causes our fixed production costs to be allocated across reduced production volumes, which negatively affects our gross margins and profitability. Our ability to reduce expenses is further constrained because we must continue to invest in research and development to maintain our competitive position and to maintain service and support for our existing customer base. Reduced production volumes contributed to a decline in our gross margins in the nine months ended September 30, 2001. We expect that our gross margins will continue to be negatively affected by reduced production volumes. Our current visibility on our future operating results is severely limited given the current semiconductor industry downturn, and we cannot accurately predict if or when the production volumes or our gross margins will increase or if or when our operating results will improve.

A LOSS OF, OR A SIGNIFICANT REDUCTION IN, ORDERS BY OUR SIGNIFICANT CUSTOMERS COULD NEGATIVELY IMPACT OUR OPERATING RESULTS.

      We rely on a limited number of customers for a substantial percentage of our net sales. For the nine months ended September 30, 2001, our top three customers accounted for 34.4% of our net sales, with our top customer accounting for 22.8%. In fiscal year 2000, our top three customers accounted for 32% of our net sales. In fiscal year 1999, our top three customers accounted for approximately 30% of our net sales and, in fiscal year 1998, our top three customers accounted for approximately 37% of our net sales. A reduction, delay or cancellation of orders from one or more of these significant customers, or the loss of one or more of these customers, could negatively impact our operating results.

ACTIONS WE HAVE TAKEN, AND MAY BE REQUIRED TO TAKE IN THE FUTURE, TO ADDRESS THE CONTINUING DOWNTURN IN THE SEMICONDUCTOR INDUSTRY COULD INHIBIT OUR FUTURE OPERATIONS.

      During the course of fiscal year 2001, as the downturn in the semiconductor industry continued to deepen, we implemented cost reduction and reorganization actions to address our declining revenues, such as workforce reductions, consolidation of operations, pay freezes and reductions, and reductions in other expenditures. These actions included the elimination of approximately 100 positions, reducing our remaining workforce to approximately 100 people. In the event our revenue levels decline further, we may be required to implement additional cost reduction actions. Our reduced personnel and expenditure levels and the loss of the capabilities of personnel we have terminated could inhibit us in the timely completion of product development efforts, the effective service of and responsiveness to customer requirements, and the timely ramp up of production in response to eventual improving market conditions.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE, WHICH MAY RESULT IN A DECEASE IN THE MARKET PRICE FOR OUR COMMON STOCK.


      Our operating results may substantially fluctuate in the future as a result of a number of factors, such as the following:

      o cancellations and rescheduling of significant orders from, and shipments to, customers;

      o  seasonal fluctuations in business activity;

      o our product mix, and our success in developing, introducing and marketing new products;

      o  changes in the gross margins of our products;

      o  changes in pricing policies by us, our competitors or our suppliers;

      o changes in our relationships with our customers, suppliers or channel partners; or

      o natural disasters, severe weather conditions, acts of war or other hostilities or developments affecting us or our competitors.

      In addition, if anticipated shipments in any quarter do not occur or are delayed, our expenditure levels could be disproportionately high and our operating results for that quarter may suffer. As a result, our operating results in any quarter are not necessarily a good predictor of our results for any future period.

OUR STOCK PRICE IS VOLATILE AND IT MAY DROP UNEXPECTEDLY.

      The stock market has experienced extreme price and volume fluctuations in recent years which has particularly affected the market prices of equity securities of many technology companies, including the market price of our common stock. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. Factors that may result in substantial fluctuation in the market price of our common stock, and may negatively impact our stock price regardless of our operating results, include:

      o a shortfall in revenues or earnings compared to securities analysts' expectations;

      o changes in financial estimates or recommendations by stock market analysts regarding us or our competitors;

      o announcements by us or our competitors of new products or significant business events or developments in the semiconductor industry;

      o changes in our reported financial results based on accounting pronouncements, such as Staff Accounting Bulletin No. 101-REVENUE RECOGNITION IN FINANCIAL STATEMENTS or similar pronouncements;

      o changes in general conditions in the economy, the electronics industry, the semiconductor industry or the financial markets; and

      o changes in the market's view of the semiconductor industry in general.

      Volatility in the trading price of our common stock may harm your ability to trade your shares. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were the subject of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

A REDUCTION IN THE SALES EFFORTS BY OUR CURRENT DISTRIBUTORS COULD NEGATIVELY IMPACT OUR OPERATING RESULTS.


      We market and sell our test handlers and reliability test products outside of the United States primarily through international distributors that are not under our direct control. We have limited internal sales personnel. A reduction in the sales efforts by our current distributors, or the termination of one or more of these relationships with Aetrium, could negatively affect our operating results.

A REDUCTION IN SHIPMENTS TO OUR INTERNATIONAL CUSTOMERS COULD NEGATIVELY IMPACT OUR OPERATING RESULTS.


      For the fiscal years ended December 31, 2000, 1999 and 1998, approximately 32%, 41% and 25%, respectively, of our net sales were derived from shipments to international customers. For the nine months ended September 30, 2001, approximately 32.1% of our net sales were derived from shipments to international customers. We expect that international sales will continue to account for a significant portion of our net sales. As a result, our operations are subject to risks inherent in international business activities, which could negatively impact our operating results, such as:

      o governmental, political and economic conditions, including tariff regulations, export controls, import quotas and other factors;

      o  unexpected changes in legal and regulatory requirements;

      o  policy changes affecting the markets for semiconductor equipment;

      o  difficulties in accounts receivables collections;

      o  difficulties in managing distributors;

      o  difficulties in staffing and managing international operations; and

      o  potentially adverse tax consequences.


      While our foreign sales are priced in dollars, fluctuations in currency exchange rates may reduce the demand for our products by increasing the price of our products in the currency of the countries to which the products are sold, which could also negatively impact our international business.

IF WE FAIL TO RETAIN OUR IC PROCESSING EQUIPMENT OEMS, OUR IC AUTOMATION PRODUCT LINE MAY SUFFER.

      We market our IC Automation products to a limited number of IC processing equipment OEMs. Our ability to retain our OEM customers and attract new OEM customers depends upon a number of factors, including the changing needs and financial condition of these customers. Our failure to retain OEM customers could result in the loss of IC Automation product line sales, as well as the loss of outstanding receivables due from such OEM customers.

IF WE ACQUIRE COMPLEMENTARY TECHNOLOGIES, PRODUCT LINES OR BUSINESSES IN THE FUTURE, OUR OPERATING RESULTS MAY SUFFER.


      We have pursued in the past and continue to pursue acquisitions of complementary technologies, product lines or businesses. Our ability to grow through acquisitions depends upon our ability to identify, negotiate and complete suitable acquisitions. Even if we complete acquisitions, these acquisitions may cause us to:

      o incur significantly higher than anticipated capital expenditures and operating expenses;

      o fail to timely and effectively integrate the operations, systems, controls and personnel of the acquired businesses into our existing business;

      o issue additional equity securities, which would reduce your percentage ownership in Aetrium;

      o  assume additional liabilities;

      o  be dependent on new products and processes;

      o  enter markets in which we have no or limited direct prior experience;

      o experience difficulties finding and retaining key employees necessary to manage these acquisitions; or

      o divert our management's time and attention from other business concerns.

IF WE CANNOT ATTRACT AND RETAIN HIGHLY-SKILLED MANAGERIAL AND TECHNICAL PERSONNEL, OUR OPERATING RESULTS MAY SUFFER.

      Our future success depends, in significant part, upon retaining the continued service and performance of our senior management and other key personnel, as well as our continued ability to attract and retain highly qualified personnel. Losing the services of any member of our management team could impair our ability to effectively manage our company and could negatively impact our operating results. We do not maintain key-person life insurance on any member of our senior management and we currently do not intend to purchase such insurance. Competition for people with the skills we require is intense. We may be required to continue to enhance wages and benefits in order to effectively compete in the hiring and retention of qualified employees, or to hire more expensive temporary employees, which could increase our labor costs. Additions of new personnel and departures of existing personnel could also disrupt our business and may result in the departure of other employees.

IF WE FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY, OUR OPERATING RESULTS MAY SUFFER.


      We currently holds several U.S. patents with respect to our products and technology. We also attempt to protect our intellectual property rights through copyrights, trademarks, trade secrets, unfair competition and other intellectual property laws, nondisclosure agreements and other protective measures. Such protection, however, may not preclude competitors from developing products similar to our products or provide us with meaningful protection of our intellectual property rights. In addition, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States.


      If a competitor's product infringes on our patents, we may sue to enforce our rights in an infringement action. These suits are costly and would divert funds and management and technical resources from our operations.

IF OTHERS SUCCESSFULLY BRING INTELLECTUAL PROPERTY CLAIMS AGAINST US, OUR OPERATING RESULTS MAY SUFFER.

      We do not believe that our products employ technology that infringes any proprietary rights of third parties. However, third parties may claim that we infringe their intellectual property rights and such claims may be found to be valid. Any claims, with or without merit, could:

      o  be time-consuming to defend;

      o  result in costly litigation;

      o  divert our management's attention and resources;

      o  cause product shipment delays; or

      o  require us to enter into royalty or licensing agreements.

      If we are found to be infringing upon the rights of others, we could be forced to develop a non-infringing alternative that could be costly and time-consuming. We may also be required, if we are found to be infringing on the intellectual rights of others, to enter into royalty or licensing agreements with a third party, which agreements may not be available on terms acceptable to us. A valid claim by a third party of product infringement against us or our failure or inability to license the infringed or similar technology could negatively impact our business because we would be unable to sell the impacted product without redeveloping it or incurring significant additional expenses.

IF WE LOSE CERTAIN SUPPLIERS OF SIGNIFICANT COMPONENTS FOR OUR PRODUCTS, OUR OPERATING RESULTS MAY SUFFER.


      Certain significant components used in our products, including certain contactor components, printed circuit boards, and refrigeration systems, are currently available only from sole or limited sources. We do not maintain long-term supply agreements with most of our suppliers and we purchase most of our components through individual purchase orders. Our inability to obtain components in required quantities or of acceptable quality could result in delays or reductions in product introductions or shipments, which could damage our relationships with our customers and cause our operating results to suffer.

WE MAY NEED ADDITIONAL CAPITAL THAT MAY BE UNAVAILABLE TO US AND, IF RAISED, MAY DILUTE OUR EXISTING INVESTORS' OWNERSHIP INTEREST IN US.

      We may need to raise additional funds to develop new products, respond to competitive pressures, acquire complementary technologies, products or businesses or finance ongoing operations. Additional financing may be unavailable on terms that are acceptable to us or at all. If we raise additional funds through the issuance of equity or convertible securities, the percentage ownership of our shareholders would be reduced and these securities may have rights, preferences and privileges senior to those of our current shareholders which may negatively impact our current shareholders. If adequate funds are not available on acceptable terms, our ability to develop or enhance products, expand our business, take advantage of unanticipated opportunities or otherwise respond to competitive pressures could be significantly limited.

                                   OTHER RISKS

MINNESOTA LAW CONTAINS PROVISIONS THAT COULD DISCOURAGE, DELAY OR PREVENT A TAKEOVER OF AETRIUM.


      As a Minnesota corporation, we are subject to the Minnesota Business Corporations Act of the State of Minnesota, including Sections 302A.671 and 302A.673. In general, Section 671 prevents a purchaser of certain percentages of our common stock from voting that stock, unless the purchaser receives prior approval of the other shareholders. Section 673 restricts the ability of a public Minnesota corporation from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder, unless certain approval requirements are satisfied. As a result of the applications of these sections, potential acquirers may be discouraged from attempting to acquire us, which may deprive you of opportunities to sell or otherwise dispose of your stock at above-market prices typical in such acquisitions.

OUR ISSUANCE OF UNDESIGNATED CAPITAL STOCK COULD NEGATIVELY AFFECT HOLDERS OF OUR COMMON STOCK AND DISCOURAGE A TAKEOVER.

      Our board of directors is authorized to issue up to 2,000,000 shares of undesignated capital stock without any action on the part of our shareholders. Our board of directors also has the power, without shareholder approval, to set the terms of any series of such undesignated capital stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or in the event of a dissolution, liquidation or winding up and other terms. In the event we issue stock in the future that has preferences over our common stock with respect to payment of dividends or upon our liquidation, dissolution or winding up, or if we issue stock with voting rights that dilute the voting power of our common stock, the rights of the holders of our common stock or the market price of our common stock could be negatively affected. In addition, the ability of our board of directors to issue shares of undesignated capital stock without any action on the part of our shareholders may impede a takeover of us and prevent a transaction favorable to our shareholders. As a result, our shareholders may lose opportunities to dispose of their shares at the higher prices generally available in takeover attempts or that may be available under a merger proposal. In addition, these provisions may have the effect of permitting our current management to retain their positions and place them in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of the business.

 WE CURRENTLY DO NOT ANTICIPATE PAYING ANY CASH DIVIDENDS.

      We currently intend to retain any future earnings for use in our business and do not anticipate paying any cash dividends in the foreseeable future. Therefore, any gains from your investment in our common stock will have to come from increase in its market price.

                           FORWARD-LOOKING STATEMENTS


      This prospectus and the documents that are or will be incorporated by reference into this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning the conditions in our industry, our operations, economic performance and financial condition. The words "believe," "expect," "anticipate," "intend" and other similar expressions generally identify forward-looking statements. Potential investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on our current predictions of future performance and are subject to a number of risks and uncertainties, including, without limitation, those identified under the "Risk Factors" section above and elsewhere in this prospectus, or the documents incorporated by reference into this prospectus, and other risks and uncertainties indicated from time to time in our filings with the SEC. In light of the risk factors noted above and other uncertainties, there can be no assurance that the matters referred to in the forward-looking statements will in fact occur. Actual results could differ materially from these forward-looking statements. We do not undertake to update our forward-looking statements or the risk factors noted above to reflect future events or circumstances.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of the shares by the selling shareholders. All net proceeds from the sale of the shares covered by this prospectus will go the selling shareholders who offer and sell their shares. This offering satisfies our obligations to register under the Securities Act of 1933, as amended, the resale of shares of our common stock in accordance with an agreement among the selling shareholders and us.

                 RESALE OF SHARES COVERED BY THIS PROSPECTUS

      This prospectus covers the resale by the selling shareholders listed in the table under the heading "Selling Shareholders" of up to 426,410 shares of our common stock. This prospectus does not cover the sale of shares by any person other than the persons listed in the table under the heading "Selling Shareholders" If the selling shareholders transfer shares of our common stock, the transferee may not sell the shares of common stock pursuant to this prospectus, unless we appropriately amend or supplement this prospectus.

                              SELLING SHAREHOLDERS

      The following table sets forth information known to us with respect to the beneficial ownership of our common stock by each of the selling shareholders as of January 1, 2002. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. For the purpose of calculating the percentage beneficially owned, the number of shares of common stock deemed outstanding includes 9,474,566 shares of common stock outstanding as of January 1, 2002 and shares of common stock subject to options held by the selling shareholders that are currently exercisable or exercisable within 60 days from January 1, 2002.

      The table assumes that the selling shareholders will sell all of the shares offered by them in this offering. We are unable to determine, however, the exact number of shares that will actually be sold or when or if these sales will occur. No estimate can be given as to the amount of shares that will be held by the selling shareholders after the completion of this offering because the selling shareholders may offer all or some of the shares and because there currently are no agreements, arrangement or understandings with respect to the sale of any of the shares. To our knowledge, except as indicated in the footnotes to this table, the person named in the table has sole voting and investment power with respect to all shares of common stock.

      None of the selling shareholders has had any position, office or other material relationship with us in the past three years other than as described below in a footnote to the table or as a result of the ownership of the shares or other securities of Aetrium.


                                                  NUMBER OF SHARES         NUMBER OF        SHARES BENEFICIALLY OWNED
                                                 BENEFICIALLY OWNED       SHARES BEING         AFTER THE OFFERING
NAME OF SELLING SHAREHOLDERS                     BEFORE THE OFFERING        OFFERED             NUMBER PERCENTAGE
------------------------------------------       -------------------      ------------      -------------------------
Keith E. Williams (1)..................              253,462 (2)            106,290         147,172           1.5%

Karen M. Williams......................              123,840                123,840               0              *

Bartholomew E. Williams................               41,130                 41,130               0              *

Marlys A. Williams.....................               41,130                 41,130               0              *

Dona M. Williams.......................               41,130                 41,130               0              *

Jackie Candelier (3)...................               16,823 (4)             11,260           5,563              *

Bart Gilbert (5).......................                3,780                  3,780               0              *

William J. Evans (3)...................               26,188 (6)             18,000           8,188              *

John Estridge (3)......................               14,808 (7)              8,370           6,438              *

Damon L. Coalson (3)...................               13,663 (8)              8,100           5,563              *

Hal Preston (3)........................               24,583 (9)             18,000           6,583              *

Donna Christenson .....................                5,380                  5,380               0              *
----------------------------

*Less than 1%.

(1) Mr. Williams is currently the President of our Dallas, Texas operations. Mr. Williams is the President of, and has an ownership interest in, WEB Technology, Inc., which controls two partnerships from whom we have purchased machined parts over the past three years. Mr. Williams also has an ownership interest in one of the partnerships that supplies us with machined parts. In addition, Mr. Williams is the limited partner in Kress Technologies, LP, a supplier to our Dallas, Texas operations.

(2) Includes options to purchase 106,042 shares of our common stock exercisable within 60 days.

(3) This selling shareholder is currently an employee of our Dallas, Texas operations. Ms. Candelier is currently the accounting manager. Mr. Evans is currently Vice President of Sales. Mr. Estridge is currently the R&D Engineering Manager, and previously was a product support engineer. Mr. Coalson is currently the Mechanical Engineering Manager, and previously was a project engineer. Mr. Preston is currently the Software Engineering Manager.

(4) Includes options to purchase 5,563 shares of our common stock exercisable within 60 days.

(5) Mr. Gilbert is the limited partner in WEB Automation, Ltd., a supplier to our Dallas, Texas operations.

(6) Includes options to purchase 8,188 shares of our common stock exercisable within 60 days.

(7) Includes options to purchase 6,438 shares of our common stock exercisable within 60 days.

(8) Includes options to purchase 5,563 shares of our common stock exercisable within 60 days.

(9) Includes options to purchase 2,542 shares of our common stock exercisable within 60 days.

                              PLAN OF DISTRIBUTION

      We are registering 426,410 shares of our common stock on behalf of the selling shareholders. The selling shareholders named in the table above, or pledgees, donees, transferees or other successors in interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus, may sell the shares from time to time. All of such persons are "selling shareholders" as that term is used in this prospectus. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

      The selling shareholders may sell the shares from time to time in one or more of the following transactions:

      o an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

      o  in privately negotiated transactions;

      o a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account; or

      o  any combination of the foregoing.

         The sale price to the public may be:

      o  the market price prevailing at the time of sale;

      o  a price related to such prevailing market price;

      o  a negotiated or fixed price; or

      o such other price as the selling shareholders determine from time to time.

      The selling shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

      The selling shareholders may also enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also:

      o sell our common stock short and redeliver the shares to close out the short positions;

      o enter into options or other types of transactions that require the selling shareholders to deliver the shares to broker-dealers, who will then resell or transfer the shares pursuant to this prospectus, as supplemented or amended to reflect such transactions, or;

      o loan or pledge the shares to broker-dealers, who may sell the loaned shares or, in the event of default, sell the pledged shares pursuant to this prospectus, as supplemented or amended to reflect such transactions.

      In addition, any shares that qualify for sale under Rule 144 may be sold in accordance with Rule 144 rather than this prospectus.

      The selling shareholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling shareholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling shareholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling shareholders. The selling shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If the selling shareholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 153 of the Securities Act, which may include delivery through the facilities of the NASD. The selling shareholders are primarily responsible for paying all of the expenses incident to the offering and sale of the shares to the public, such as registration, filing and NASD fees, printing expenses and other expenses of complying with state securities or blue sky laws of any jurisdiction in which the shares are to be registered or qualified, and any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

      The selling shareholders may sell all or any part of the shares offered in this prospectus through an underwriter. No selling shareholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling shareholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or amendment to this prospectus.

      In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available and is complied with.

      The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, the anti-manipulation rules of Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling shareholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

      The sale of the shares by the selling shareholders is subject to compliance by the selling shareholders with certain contractual restrictions they have with us. We have agreed to indemnify the selling shareholders, or their respective transferees or assignees, against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the selling shareholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

      We will make copies of this prospectus available to the selling shareholders, and we have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered by this prospectus. To the extent required, this prospectus may be amended and supplements from time to time to describe a specific plan of distribution.

      This prospectus will stay effective until December 31, 2002. We may suspend the use of this prospectus, however, in the event that there is a material, or potentially material, development involving Aetrium or there is an occurrence of an event that renders the information in this prospectus misleading, incomplete or untrue.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered by this prospectus will be passed upon for us by Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota.

                                     EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 and the related financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2000, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

           DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus, and information in the documents we file later with the SEC will automatically update and supersede the information contained or incorporated by reference in this prospectus. Accordingly, we incorporate by reference the documents listed below and any future filings we will make with the SEC under the Exchange Act:

      o Our Annual Report on Form 10-K, and all amendments to such Form 10-K, for the year ended December 31, 2000;

      o Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001; and

      o The description of our common stock contained in our registration statement on Form 8-A and any amendments or reports filed for the purpose of updating such description.


      All documents which we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering will be deemed to be incorporated by reference into this prospectus from the date of filing of such documents. These documents are or will be available for inspection or copying at the locations identified above under the caption "Where You Can Find More Information."

      We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in this prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) but not delivered with this prospectus. You should direct requests for documents to:

            AETRIUM INCORPORATED
            ATTENTION:  DOUGLAS L. HEMER
            2350 HELEN STREET
            NORTH ST. PAUL, MINNESOTA  55109
            TELEPHONE NUMBER:  (651) 770-2000

                       WHERE YOU CAN FIND MORE INFORMATION


      We are currently subject to the informational requirements of the Exchange Act of 1934. As a result, we are required to file periodic reports and other information with the SEC, such as annual, quarterly and current reports and proxy statements. You may inspect and copy the reports, proxy statements and other documents we file with the SEC, at prescribed rates, at the following public reference facilities the SEC maintains:


         Judiciary Plaza                  Citicorp Center


         450 Fifth Street, N.W.           500 West Madison Street, Suite 1400

         Washington, D.C.  20549
                                          Chicago, Illinois  60621

      You may obtain information regarding the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are available to the public free of charge at the SEC's website. The address of this website is http://www.sec.gov.


      We have filed with the SEC a registration statement on Form S-3 pursuant to the Securities Act, and the rules and regulations promulgated thereunder, with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement, and all amendments, exhibits, annexes and schedules thereto and all documents incorporated by reference therein.

      We intend to furnish our shareholders with annual reports containing financial statements audited by an independent accounting firm, and to make available quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                                     PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The aggregate estimated expenses (except the SEC registration fee, which is an actual expense) to be paid by the registrant in connection with this offering are as follows:

      Securities and Exchange Commission registration fee...     $   56.10
      Accounting fees and expenses..........................      2,500.00
      Legal fees and expenses...............................      5,000.00
      Miscellaneous.........................................      1,000.00
                                                                 ---------
            Total...........................................     $8,556.10
                                                                 ---------
-------------

     Note: All of the expenses listed above will be borne by the selling shareholders.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


      Minnesota Statutes Section 302A.521 provides that a Minnesota corporation may indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a "proceeding" by reason of the former or present official capacity of the director, officer, employee or agent of the corporation, against judgments, penalties, fines, settlements and reasonable expenses incurred by the director, officer, employee or agent of the corporation in connection with the proceeding if certain statutory standards are met. A "proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.


      Our Restated Articles of Incorporation also require us to provide indemnification to the fullest extent of the Minnesota indemnification statute.


      We maintain directors' and officers' liability insurance, including a reimbursement policy in favor of Aetrium.

      The Agreement we have with the selling shareholders provides that our directors, officers and controlling person will be indemnified by the selling shareholders against certain civil liabilities that they may incur under the Securities Act in connection with this registration statement and the related prospectus.

ITEM 16.    EXHIBITS
      4.1 Specimen Form of our Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form
            SB-2 (File No. 33-64962C)).

      4.2 Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.2 to our Quarterly Report for the quarter ended September
            30, 1998 (File No.000-22166)).

      4.3 Bylaws, as amended (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form SB-2 (File No. 33-64962C)).

      5.1 Opinion and Consent of Oppenheimer Wolff & Donnelly LLP (filed herewith).

      23.1  Consent of PricewaterhouseCoopers LLP (filed herewith).

      23.2  Consent of Oppenheimer Wolff & Donnelly LLP (see Exhibit 5.1).

      24.1  Power of Attorney (included on page II-4 of this Registration
            Statement).


ITEM 17.  UNDERTAKINGS.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                        (iii) To include any material information with respect
                  to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                        Provided, however, that paragraphs (a)(1)(i) and
                  (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota.

Dated: February 1, 2002            AETRIUM INCORPORATED

                                   By:   /s/ Joseph C. Levesque
                                         -------------------------------------
                                       Joseph C. Levesque
                                       President and Chief Executive Officer
                                       (Principal Executive Officer)



                               POWERS OF ATTORNEY

      Each person whose signature appears below constitutes and appoints Joseph
C. Levesque and Douglas L. Hemer, and either of them, his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on February 1, 2002 by the following persons in the capacities indicated.

SIGNATURE                           TITLE
---------                           -----
/s/ Joseph C. Levesque              President, Chief Executive Officer and
------------------------------      Chairman of the Board (Principal Executive
Joseph C. Levesque                  Officer)


/s/ Paul H. Askegaard               Treasurer (Principal Financial and
------------------------------      Accounting Officer)
Paul H. Askegaard


                                      II-4



/s/ Douglas L. Hemer                Chief Administrative Officer, Secretary and
------------------------------      Director
Douglas L. Hemer


/s/ Darnell L. Boehm                Director
------------------------------
Darnell L. Boehm


/s/ Terrence W. Glarner             Director
------------------------------
Terrence W. Glarner


/s/ Andrew J. Greenshields          Director
------------------------------
Andrew J. Greenshields


                                  EXHIBIT INDEX

ITEM NO.    DESCRIPTION
--------    -----------
      4.1   Specimen Form of our Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form
            SB-2 (File No. 33-64962C)).

      4.2 Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.2 to our Quarterly Report for the quarter ended September
            30, 1998 (File No.000-22166)).

      4.3 Bylaws, as amended (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form SB-2 (File No. 33-64962C)).

      5.1 Opinion and Consent of Oppenheimer Wolff & Donnelly LLP (filed herewith).

      23.1  Consent of PricewaterhouseCoopers LLP (filed herewith).

      23.2  Consent of Oppenheimer Wolff & Donnelly LLP (see Exhibit 5.1).

      24.1  Power of Attorney (included on page II-4 of this Registration
            Statement).


                                    II-6